Press Release
For immediate release

Invesco Ltd. Announces October 31, 2012
Assets Under Management

Invesco Relations Contact: Jordan Krugman 404-439-4605 Media Relations Contact: Bill Hensel 404-479-2886

Atlanta, November 12, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $677.4 billion, a decrease of 0.8% month over month. The decrease was due to unfavorable market returns, negative foreign exchange and total net outflows driven by $2.2 billion of outflow in the Invesco PowerShares QQQ.  FX decreased AUM $1.1 billion in the month.  During the month, the company had positive long-term net flows in active AUM.  Preliminary total average assets for the quarter through October 31 were $679.2 billion, and preliminary average active assets for the quarter through October 31 were $564.6 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
October 31, 2012(a)	$677.4	$292.3	$168.7	$58.9	$73.3(b)	$84.2
September 30, 2012	$683.0	$300.6	$167.0	$57.9	$73.2	$84.3
August 31, 2012	$669.7	$295.2	$163.1	$55.5	$71.5	$84.4
July 31, 2012	$659.5	$288.6	$159.7	$53.4	$71.8	$86.0
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
October 31, 2012(a)	$563.4	$237.0	$130.5	$58.9	$73.3(b)	$63.7
September 30, 2012	$565.1	$241.4	$129.4	$57.9	$73.2	$63.2
August 31, 2012	$553.8	$236.6	$126.5	$55.5	$71.5	$63.7
July 31, 2012	$548.3	$232.8	$124.3	$53.4	$71.8	$66.0
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
October 31, 2012(a)	$114.0	$55.3	$38.2	$0.0	$0.0	$20.5
September 30, 2012	$117.9	$59.2	$37.6	$0.0	$0.0	$21.1
August 31, 2012	$115.9	$58.6	$36.6	$0.0	$0.0	$20.7
July 31, 2012	$111.2	$55.8	$35.4	$0.0	$0.0	$20.0

(a)  Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $69.5 billion in institutional money market AUM and $3.8 billion in retail money market AUM
(c)	Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.

Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

###